UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2011

VRINGO, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-34785	20-4988129
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18 East 16th Street, 7th Floor New York, New York		10003
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (646) 525-4319

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On March 8, 2011, Vringo, Inc. (the “Company”) issued a press release announcing that it had entered into a non-binding letter of intent to acquire substantially all of the assets of m-Wise, Inc. (“m-Wise”). M-Wise provides a platform used by leading content owners and service providers to manage, deliver and monetize mobile entertainment, content and applications. In exchange for m-Wise’s assets, the Company will issue m-Wise 1.9 million shares of its common stock, provide m-Wise’s management with a retention package comprised of options to purchase 500,000 shares of common stock, assume and pay over a two year period certain of m-Wise’s expenses and related costs in the amount of $615,000 and assume certain other liabilities of m-Wise. The Company will also issue a five-year promissory note for $320,000 convertible into 200,000 shares of its common stock for certain services provided in connection with the transaction.

The proposed transaction is subject to the satisfactory completion of due diligence by the Company, the execution of a definitive agreement, regulatory approval, and the approval of both the boards of directors and stockholders of the Company and m-Wise.

A copy of the press release announcing the execution of the letter of intent is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release, dated March 8, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 8, 2011	VRINGO, INC.

	By:	/s/ Andrew Perlman
		Name:	Andrew Perlman
		Title:	President